Investor Relations Contact
Sandra Buschau
Tel: (604) 684-4691
E-mail: sandy@ipm.bc.ca

Trading Symbol:
ITAC: OTCBB, Frankfurt-Neuer Markt

FOR IMMEDIATE RELEASE

INTACTA offers secure wireless data transmission globally via ComponentSource

New INTACTA CODE SDKs -- offer enhanced data encryption technology for both printed materials and mobile devices

Atlanta, GA, October 22, 2001: INTACTA Technologies, Inc. (OTCBB:ITAC and Frankfurt-Neuer Markt:ITAC)) announced today the availability of its new INTACTA.CODE SDK - Developer's Edition v5.1 on ComponentSource™, the world's largest marketplace and community for reusable components and first to market as a Software Reuse Infrastructure Provider.

INTACTA's SDK is a COM-based component that compresses and encrypts any data - such as applications, images, database records, and documents - into a graphic form representing binary information. Any ODBC compliant database can store and query INTACTA.CODE, which can be sent electronically over the Intranet, or wirelessly to mobile devices. Compressed or encrypted data can also be printed and faxed for scanning and decryption by the receiver, allowing secure transmission of sensitive information on printed material. Under the terms of agreement with ComponentSource, INTACTA.CODE SDKs are currently available for immediate download, evaluation, and purchase from the ComponentSource marketplace. ComponentSource's global user base spans over a half a million developers in over 110 countries.

"As we move further toward a wireless world the ability to protect sensitive data is paramount," commented Sam Patterson CEO of ComponentSource. "Typically the encoding and encryption of sensitive information has been reserved for information shared via email or digital documents. The INTACTA.CODE SDK component cleverly extends this process to the physical realm of printing and fax, as well as the transfer of information on mobile devices. We are delighted to extend INTACTA's expertise to our global user-base"

Applications already incorporating INTACTA.CODE SDK components;
- IMAGIS Technologies, developer of advanced biometric-based software applications for customs and immigration, law enforcement, airports, uses INTACTA.CODE in their XPRESS.ID-2000™. Over 200 facial descriptors generated from its own image analysis algorithms create a unique identifier for a face. The image is then securely encoded with INTACTA.CODE including the personal data of the individual and the facial image
- INTACTA.CODE Enterprise SDK is used by Intertek Testing Services (ITS), the world's largest import/export testing service, to encode and transmit custom's declaration documentation simultaneously in electronic and printed formats.
- INTACTA has developed prototype micro browsers for other Palm and Pocket PC OS devices, allowing completely secure, compressed wireless transmission of data to as well as storage on these devices. These browsers now work seamlessly with the INTACTA.CODE SDK for complete development of secure, reliable data transmission and storage to pervasive devices, whether wireless or Internet based.

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Intacta News Release
October 22, 2001

- In February Fujitsu, LTD of Japan launched an online ASP service for the encoding/decoding of data using INTACTA.CODE engines. The service is used by publishers seeking to transmit data securely over the Internet or through email or fax.

- INTACTA.CODE is used to create digital files from paper based product registrations, streamlining the electronic registration of products for companies such as Hewlett-Packard.

"ComponentSource is a great partner for us as we look to offer our expertise on the open market for reusable components. We expect developers of mobile, handheld device and healthcare applications, among others to use our software to take advantage the enormous capabilities that INTACTA's technology can provide. INTACTA.CODE is not another version of encryption. It is a unique process that provides the security of encryption with a host of other functions." said Noel Bambrough, INTACTA President and CEO. "INTACTA.CODE provides a method of embedding secure fail-safe reliability access to a full array of digital, wireless and hard copy security management solutions such as facial recognition, PKI or it may be embedded within smart cards to provide distributed layers of security."

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Note to Editors:
INTACTA.CODE is not another version of encryption. It is a unique process that provides the security of encryption with a host of other functions. INTACTA.CODE is a COM-based component that compresses and encrypts any data - such as applications, images, database records, and documents - into a graphic form representing the binary information. Any ODBC compliant database can store and query INTACTA.CODE, which can be sent electronically over an intranet, the Internet, or wirelessly to mobile devices. It can also be printed and faxed allowing secure transmission of sensitive data on printed material.

About INTACTA
INTACTA.CODE provides a method of embedding secure, fail-safe reliability, across a full array of digital, wireless and hard copy security management solutions such as facial recognition, PKI or it may be embedded within smart cards to provide distributed layers of security. http://www.intacta.com

About ComponentSource
Founded in 1995, ComponentSource, the pioneer of the open market for reusable software components for all platforms, established the world's largest marketplace and software component community. The company is first to market in its extended role as a Software Reuse Infrastructure Provider. Its marketplace infrastructure forms the basis of the hosted ComponentSource Enterprise Reuse Solution™ - the first credible model for enterprise reuse which has been selected as the basis for the multi-state National Software Component Exchange initiative and a number of private organizations' reuse programs. ComponentSource is the marketplace of choice for business and technical decision-makers involved in reusing, specifying, locating, procuring, and building software components. Through its award-winning eBusiness model, which combines content, community and transaction services, and its ground-breaking work to establish the first widely accepted reusable component standard, ComponentSource is Making Software Reuse a Reality™. The company, which actively recruits and assists new component authors to enter the open market, is headquartered in the Atlanta area and has offices in Reading, England. A global eBusiness, ComponentSource's customer base spans over 100 countries

Forward-looking statements
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

All product names mentioned are trademarks or registered trademarks of their respective holders and are used for identification purpose only.